EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

January 15, 2008

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION UPDATES GUIDANCE

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FOURTH QUARTER 2007 EPS PROJECTED TO BE AT LEAST $0.53

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FULL YEAR 2007 EPS PROJECTED TO BE  AT LEAST $3.18

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FULL YEAR 2008 EPS GUIDANCE REAFFIRMED AT $3.55 - $3.65

New York, New York – January 15, 2008 - Phillips-Van Heusen Corporation (NYSE:PVH), in conjunction with its presentation by Company management today at the Cowen & Co. 6th Annual Consumer Conference, stated that it expects to meet or exceed the high end of the Company’s earnings per share guidance provided on December 3, 2007 for the fourth quarter and full year 2007 ending February 3, 2008.   In addition, it reaffirmed fiscal year 2008 guidance provided on the same date.   The webcast of the conference can be accessed by logging onto www.pvh.com and going to the “News Releases” page under the “Investor Relations” tab.

For the fourth quarter 2007, the Company is estimating that earnings per share will be at least $0.53, which is at the high end of the guidance previously announced and represents a 12.8% increase over fourth quarter 2006.  Similarly, the earnings per share guidance for the full year 2007 is estimated to be at least $3.18, which is also at the high end of the prior guidance.  The Company is currently estimating revenues for the fourth quarter in the range of $585 million to $590 million, or an increase of 5% to 6% compared to the prior year.

For fiscal 2008, the Company is reaffirming its earnings per share guidance of $3.55 to $3.65.  The Company recognizes the difficult economic environment and ongoing concerns for continued weakness in the retail sector and consumer spending. Offsetting this concern is the anticipated completion, by the end of fiscal year 2007, of the Company’s previously announced share buyback program.  As a result, the Company currently estimates that the impact of the stock buyback will be a reduction in the weighted average shares outstanding in 2008 of approximately 5 million shares.  The Company is adjusting its revenue guidance for 2008, with revenues currently estimated to be 7% higher than 2007 revenues.

Phillips-Van Heusen Corporation is one of the world’s largest apparel companies.  It owns and markets the Calvin Klein brand worldwide.  It is the world’s largest shirt and neckwear company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, IZOD, ARROW, Bass and G.H. Bass & Co., and its licensed brands including Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, unlisted, A Kenneth Cole Production, BCBG Max Azria, BCBG Attitude, MICHAEL Michael Kors, Sean John, Chaps, Donald J. Trump Signature Collection, JOE Joseph Abboud, Tommy Hilfiger, Perry Ellis Portfolio, DKNY, and, beginning in Fall 2008, Timberland.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this release and during the presentation, including, without limitation, statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel, footwear and related products, both to its wholesale customers and in its retail stores,  the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls  (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity's, or the Company’s existing, operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of the Company's brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company’s presentation includes certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information at the end of the Company’s press releases announcing its results for its year ended February 4, 2007 and its quarter  ended November 4, 2007,  which are available on the Company’s website at www.pvh.com,  and in its Current Reports on Form 8-K furnished to the SEC in regards to its earnings releases for those periods,  which are available on the Company’s website at www.pvh.com and the SEC’s website at www.sec.gov.

The information made available during the presentation contains certain forward-looking statements which reflect the Company’s view of future events and financial performance as of December 3, 2007, except for earnings per share for the quarter and year ending February 3, 2008, and revenues for the quarter ending February 3, 2008 and the year ending February 1, 2009 which are the Company’s view as of January 15, 2008.  The Company does not undertake any obligation to update publicly any such forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.